                                                            April 7, 1994



TIFFANY & CO.

727 Fifth Avenue
New York, N.Y. 10022

- - --------------------------------------------------------------------------------

William R. Chaney
Chairman

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Tiffany & Co. on Thursday, May 19, 1994 at 10:00 a.m. in the Terrace Room of the Plaza Hotel, 5th Avenue at 59th Street, New York, New York.

As a Tiffany stockholder, we hope that you can attend this meeting. Your participation in the affairs of the Company is important, regardless of the number of shares that you hold. Therefore, whether or not you are personally able to attend, please vote your shares by completing and returning the enclosed proxy card as soon as possible.

Enclosed is the Company's 1993 Annual Report and Proxy Material. I hope you find it informative reading.

Thank you for your interest in Tiffany & Co.

                                                            Sincerely,




                                                            William R. Chaney

TIFFANY & CO.
727 Fifth Avenue
New York, New York  10022

- - --------------------------------------------------------------------------------

PROXY STATEMENT                                    April 7, 1994

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tiffany & Co., a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Thursday, May 19, 1994.

The securities entitled to vote at the meeting consist of the Company's Common Stock, $.01 par value. Each stockholder of record at the close of business on March 24, 1994 is entitled to vote at the Annual Meeting or any adjournment thereof, each share being entitled to one vote. The number of shares outstanding at the close of business on March 24, 1994 was 15,663,063. A majority of such shares present at the Annual Meeting by person or by proxy will constitute a quorum at the Annual Meeting. A quorum is required for any vote taken at the Annual Meeting to be valid. Abstentions and broker "non-votes" are counted as shares present for determination of a quorum.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is voted. A proxy may be revoked by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. Any stockholder of record may attend the Annual Meeting and vote in person whether or not a proxy was previously submitted, and those stockholders of record who plan to attend and vote in person at the Annual Meeting are nonetheless urged to submit a proxy.

Unless revoked, or unless contrary instructions are indicated on the proxy, all proxies will be voted at the Annual Meeting as follows: FOR the election of the nominees for director described herein, FOR approval of the appointment of Coopers & Lybrand as independent auditors of the Company's fiscal 1994 financial statements and FOR approval of the Company's 1986 Stock Option Plan, as amended.

A form of proxy is enclosed. Three officers of the Company have been designated as the proxies to vote shares at the Annual Meeting in accordance with the instructions on the proxy card. The Directors of the Company and its management know of no matters which are to be presented for consideration at the Annual Meeting other than those specifically described in the Notice of Annual Meeting of Stockholders, but if other matters are properly presented, or if matters arise incident to the conduct of the Annual Meeting, it is the intention of the persons designated as proxies to vote on such matters in accordance with their judgment.

The affirmative vote of a majority of stockholders present or represented at the Annual Meeting and entitled to vote is required to approve the Company's 1986 Stock Option Plan, as amended. A plurality of the votes cast is sufficient to decide all other questions presented in this Proxy Statement. Abstaining stockholders are counted as present or represented in tabulations of votes cast on proposals, whereas broker "non-votes" are not counted as present or represented for purposes of determining whether a proposal has been approved. Consequently, for the purposes of determining whether the requisite approval has been received for the 1986 Stock Option Plan, abstentions will have the same legal effect as a vote "against" the proposal while broker "non-votes" will be disregarded. For the purposes of all other questions presented in this Proxy Statement, abstentions and broker "non-votes" will have no affect on the outcome of the vote.

This proxy statement and the accompanying proxy are first being sent to stockholders on or about April 7, 1994.

The Company has retained Kissel-Blake Inc. to assist in the solicitation of proxies for a fee estimated not to exceed $5,000, plus out-of-pocket expenses. Solicitation of proxies may be made by management on behalf of the Board of Directors through the mail, in person and by facsimile and telephone through the regular employees of Tiffany and Company who will not be additionally compensated. The cost thereof will be borne by the Company. The Company will also reimburse brokerage houses and others for forwarding proxy materials to beneficial owners.


ITEM I-ELECTION OF SEVEN DIRECTORS

The Company is a Delaware corporation whose principal subsidiary is Tiffany and Company, a New York corporation ("Tiffany"). The Company's By-laws provide for a Board of Directors composed of seven directors, each of whom shall be elected at an annual meeting of stockholders to hold office until his or her successor shall be elected and qualified, or until his or her earlier resignation or removal. Directors are required by the By-laws to retire at age 72 unless the Board of Directors waives the provision for mandatory retirement with respect to an individual director whose continued service is deemed uniquely important to the Company. The By-laws allow the Board of Directors to fill vacancies and newly created directorships. The Company's Restated Certificate of Incorporation provides that the Board of Directors may alter and amend the By-laws. Accordingly, the Board of Directors may amend the By-laws to provide for a greater or lesser number of directors.

At the 1994 Annual Meeting of Stockholders, seven directors will be elected to serve until the 1995 Annual Meeting. Such directors will serve until their successors are elected and qualified or until their respective earlier resignation or removal. All nominees are now members of the Board of Directors.

It is not anticipated that any of these nominees will be unable to serve as a director, but if that should occur before the Annual Meeting, the persons named in the form of proxy shall vote the shares represented by such proxies for such other nominee or nominees as the Board of Directors may nominate in place of such nominee(s) who is(are) unable to serve, and/or vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-laws.

Information concerning the nominees is set forth below:

- - -----------------------------------

WILLIAM R. CHANEY                          Mr. Chaney, 61, is Chairman
                                           of the Board of Directors,
                                           President and Chief Executive
                                           Officer of the Company.  Mr.
                                           Chaney joined Tiffany in
                                           January 1980 as a member of
                                           its Board of Directors and
                                           was named Chairman and Chief
                                           Executive Officer of the
                                           Company in August 1984.
                                           Prior to this, he served as
                                           an executive officer of Avon
                                           Products, Inc.  Mr. Chaney
                                           also serves on the Board of
                                           Directors of Bank of New
                                           York.

- - -----------------------------------

JANE DUDLEY                                Mrs. Dudley, 69, is a
                                           volunteer fund-raiser for
                                           charitable organizations
                                           throughout the United States
                                           and is the wife of the former
                                           U.S. Ambassador to Denmark,
                                           Guilford Dudley, Jr.  Mrs.
                                           Dudley became a director of
                                           the Company in December 1987
                                           and serves on the
                                           Compensation Committee.

- - -----------------------------------

SAMUEL L. HAYES III                        Prof. Hayes, 59, has been the Jacob
                                           H. Schiff Professor of Investment
                                           Banking at the Harvard Business
                                           School since 1975.  He was elected a
                                           director of the Company in 1984 and
                                           serves as Chairman of the
                                           Compensation Committee, as well as
                                           on the Audit and Nominating
                                           Committees.  He also serves on the
                                           boards of the Eaton Vance Group of
                                           Funds.

- - -----------------------------------

CHARLES K. MARQUIS                         Mr. Marquis, 51, has been a partner
                                           in the law firm of Gibson, Dunn &
                                           Crutcher since 1974.  He was elected
                                           a director of the Company in 1984
                                           and serves on the Compensation and
                                           Audit Committees.

- - -----------------------------------

YOSHIAKI SAKAKURA                           Mr. Sakakura, 72, has been
                                           the President and Chief
                                           Executive Officer of
                                           Mitsukoshi Limited since
                                           1986.  He became a director
                                           of the Company in November
                                           1989 and serves on the
                                           Compensation Committee.

- - -----------------------------------

WILLIAM A. SHUTZER                         Mr. Shutzer, 47, is an
                                           Executive Vice President for
                                           Furman Selz Incorporated and
                                           is a member of its Board of
                                           Directors.  He previously
                                           served as a Managing Director
                                           of Lehman Brothers and its
                                           predecessors from 1978 to
                                           1994.  He was elected a
                                           director of the Company in
                                           1984 and serves as Chairman
                                           of the Audit Committee and as
                                           a member of the Compensation
                                           Committee.

- - -----------------------------------

GERALDINE STUTZ                            Ms. Stutz, 65, has been the
                                           principal partner of Panache
                                           Productions since 1993.  She was
                                           previously the Publisher of Panache
                                           Press at Random House Inc. and the
                                           President of Henri Bendel, the New
                                           York specialty store.  She became a
                                           director of the Company in July
                                           1987. She chairs the Nominating
                                           Committee and serves on the
                                           Compensation Committee.  Ms. Stutz
                                           is also a member of the Board of
                                           Directors of Jones New York and a
                                           member of the Board of Directors of
                                           Hanover Direct.

- - -----------------------------------

The Company has an Audit Committee, a Compensation Committee and a Nominating Committee.

Under its charter, the Audit Committee's responsibilities include reviewing the adequacy of the Company's system of internal financial controls, recommending to the Board of Directors the appointment of independent auditors and evaluating their proposed audit scope, performance and fee arrangement, conducting a post-audit review of the Company's financial statements and audit findings in advance of publication, and reviewing in advance proposed changes in the Company's accounting methods.

The functions performed by the Compensation Committee include the approval of remuneration arrangements for executive officers and approval of compensation plans (including stock option plans and awards thereunder) in which officers and employees are eligible to participate. See "Compensation Committee Report on Executive Compensation" below.

The role of the Nominating Committee is to recommend to the Board of Directors policies on the composition of the Board of Directors, criteria for the selection of nominees for election to the Board of Directors, nominees to fill vacancies on the Board of Directors and nominees for election to the Board of Directors. The Nominating Committee will consider stockholders' recommendations for directors sent to the Nominating Committee, c/o Mr. Patrick
B. Dorsey, Secretary, Tiffany & Co., 727 Fifth Avenue, New York, New York
10022.

During fiscal 1993, there were nine meetings of the Board of Directors, six meetings of the Compensation Committee, three meetings of the Audit Committee and one meeting of the Nominating Committee. All incumbent directors, except Mr. Sakakura, attended at least 75% of the total number of meetings held during the fiscal year of the Board and of the committees on which they respectively serve.


SECURITY OWNERSHIP

The following persons were known to the Company to be beneficial owners as of December 31, 1993 of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.



Name and Address                                        Amount and                              Percent
     of                                             Nature of Beneficial                          of
Beneficial Owner                                         Ownership                               Class
- - ----------------                                    --------------------                       ---------
Mitsukoshi Limited  (1)                                 2,135,000   (2)                         13.6
    4-1 Nihombashi Muromachi
    Tokyo, Japan

Montag & Caldwell, Inc.                                 1,175,256   (3)                          7.5
    1100 Atlanta Financial Center
    3343 Peachtree Road NE
    Atlanta, Georgia  30326-1450

The Merchant Navy Officers Pension Fund                 1,101,450   (4)                          7.0
    Ashcombe House
    The Crescent
    Leatherhead
    Surrey, KT22 81Q
    England

FMR Corp.                                                 944,457   (5)                          6.0
    82 Devonshire Street
    Boston, Massachusetts  02109


- - ------------------------------------------

(1) Under an agreement between the Company and Mitsukoshi entered into in September 1989, Mitsukoshi agreed, subject to certain contingencies, not to purchase in excess of 19.99% of the Company's issued and outstanding Common Stock. This agreement expires on September 21, 1994.

(2) The beneficial owner has sole voting power and sole dispositive power with respect to all of the shares.

(3) The beneficial owner has sole dispositive power with respect to all of the shares.

(4) The beneficial owner has sole voting power and sole dispositive power with respect to all of the shares.

(5) Includes shares owned by Fidelity Management & Research Company, as reported in a joint filing by FMR Corp., Fidelity Management & Research Company and Edward C. Johnson 3d, an individual. The beneficial owner has sole voting power with respect to 409,321 shares and sole dispositive power with respect to 944,457 shares.

             ------------------------------------------------------

Information, as supplied to the Company by executive officers and directors, with respect to the beneficial ownership of the Company's Common Stock by each director, the Chief Executive Officer (the "CEO"), the four most highly compensated executive officers other than the CEO and all executive officers and directors as a group as of March 24, 1994 is set forth in tabular form below. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

                                     Amount and                   Percent
                                 Nature of Beneficial                of
Name                                 Ownership                   Class (1)
- - ----                             --------------------            ---------
DIRECTORS:
William R. Chaney (CEO)             293,250 (2)                     1.9
Jane Dudley                          11,936 (3)(4)                   *
Samuel L. Hayes III                  35,046 (3)(5)                   *
Charles K. Marquis                   17,736 (3)                      *
Yoshiaki Sakakura                     2,330 (6)                      *
William A. Shutzer                   26,736 (3)(7)                   *
Geraldine Stutz                      17,736 (3)                      *

EXECUTIVE OFFICERS:
Thomas A. Andruskevich              130,500 (8)                      *
Michael J. Kowalski                  47,500 (9)                      *
James E. Quinn                       16,250 (10)                     *
John R. Loring                       26,000 (11)                     *

ALL EXECUTIVE OFFICERS
AND DIRECTORS AS A GROUP:           858,154 (12)                    4.8

- - ------------------------------------------

(1) An asterisk (*) is used to indicate less than 1% of the class outstanding.

(2) Includes 80,000 shares issuable upon the exercise of stock options which are currently exercisable or which become exercisable within sixty days of March 24, 1994 (in either case, "Vested Stock Options") and 32,250 shares held by Mr. Chaney's wife.

(3) Includes 8,736 shares issuable upon the exercise of Vested Stock Options.

(4) Includes 1,600 shares held by Mrs. Dudley's husband.

(5) Includes 21,600 shares held in trust and 900 shares held as custodian for the benefit of the children of Prof. Hayes, as to which he disclaims beneficial ownership, and 450 shares held by his wife.

(6) Represents shares issuable upon the exercise of Vested Stock Options. Does not include 2,135,000 shares held by Mitsukoshi Limited as to which Mr. Sakakura disclaims beneficial ownership.

(7) Includes 18,000 shares held by Mr. Shutzer's children.

(8) Includes 10,000 shares issuable upon the exercise of Vested Stock Options and 11,500 shares held by Mr. Andruskevich's wife as to which he disclaims beneficial ownership. See also footnote 4 to the "Summary Compensation Table" below.

(9) Includes 34,500 shares issuable upon the exercise of Vested Stock Options.

(10) Includes 16,250 shares issuable upon the exercise of Vested Stock Options.

(11) Includes 16,000 shares issuable upon the exercise of Vested Stock Options.

(12) Includes 343,385 shares issuable upon the exercise of Vested Stock
Options.

             ------------------------------------------------------

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange by a specified date. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no SEC Forms 5 were required for those persons, the Company believes that, during the period February 1, 1993 to January 31, 1994, all filing requirements applicable to its executive officers and directors, and greater than ten-percent beneficial owners, were satisfied, except as follows: Larry M. Segall, an executive officer of the Company, inadvertently failed to file a Form 4 reporting the sale of 1,000 shares of the Company's Common Stock in March 1991. Upon his discovery of the omission, the transaction was reported on an amended Form 5 for 1993.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

The following table sets forth information concerning cash and other compensation paid or accrued by the Company during fiscal years 1993, 1992 and 1991 to or for the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO):


                           SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                                Annual Compensation           Compensation
                                              -----------------------       ---------------
                                                                           Number of Securities
Name and                                                                   Underlying Options/       All Other
Principal Position                  Year        Salary        Bonus           SARs Granted         Compensation
- - ----------------                   ------     ----------    ----------       ---------------       -------------
William R. Chaney                   1993        $398,926     $208,000          20,000 shares       $105,611 (1)
  Chairman of the                   1992        $401,343     $160,000          20,000 shares       $105,336 (2)
  Board and CEO                     1991        $373,571     $146,000          20,000 shares            n/a (3)

Thomas A. Andruskevich (4)          1993        $239,356     $25,000                0 shares         $2,009 (5)
  Executive Vice President          1992        $241,504     $19,200                0 shares         $2,183 (6)
                                    1991        $229,565     $44,000            2,000 shares            n/a

Michael J. Kowalski                 1993        $199,463      $57,000          10,000 shares         $1,643 (7)
  Executive Vice President          1992        $198,006      $35,000          14,000 shares         $1,651 (8)
                                    1991        $160,664      $27,500           2,000 shares             n/a

James E. Quinn                      1993        $179,517      $51,000          10,000 shares         $1,471 (9)
  Executive Vice President          1992        $172,497      $31,500          14,000 shares         $1,434 (10)
                                    1991        $115,783      $25,000           2,000 shares              n/a

John R. Loring                      1993        $229,383      $60,000           2,000 shares         $1,536 (11)
  Senior Vice President             1992        $230,994      $40,000           6,000 shares         $1,658 (12)
    Design Director                 1991        $216,091      $43,000               0 shares            n/a

- - ------------------------------------------

(1) Represents $100,000 contributed to Mr. Chaney's deferred compensation account (see related discussion under "Employment Contracts and Termination of Employment and Change-in-Control Arrangements" below), $3,595 attributable to split-dollar life insurance premiums and $2,016 attributable to premiums for executive long-term disability insurance.

(2) Represents $100,000 contributed to Mr. Chaney's deferred compensation account, $3,320 attributable to split-dollar life insurance premiums and $2,016 attributable to premiums for executive long-term disability insurance.

(3)  Entries marked "n/a" represent information which is not reportable.

(4) Mr. Andruskevich resigned from his position as Executive Vice President, effective March 31, 1994, but remains an employee of Tiffany on a transitional basis.

(5) Represents $435 attributable to split-dollar life insurance premiums and $1,574 attributable to premiums for executive long-term disability insurance. Does not include $59,832 representing the maximum salary payable to Mr. Andruskevich following his resignation as an executive officer of the Company.

(6) Represents $443 attributable to split-dollar life insurance premiums and $1,740 attributable to premiums for executive long-term disability insurance.

(7) Represents $355 attributable to split-dollar life insurance premiums and $1,288 attributable to premiums for executive long-term disability insurance.

(8) Represents $328 attributable to split-dollar life insurance premiums and $1,323 attributable to premiums for executive long-term disability insurance.

(9) Represents $330 attributable to split-dollar life insurance premiums and $1,141 attributable to premiums for executive long-term disability insurance.

(10) Represents $296 attributable to split-dollar life insurance premiums and $1,139 attributable to premiums for executive long-term disability insurance.

(11)  Represents premiums for executive long-term disability insurance.

(12)  Represents premiums for executive long-term disability insurance.

             ------------------------------------------------------

The following table sets forth information with respect to options to purchase the Company's Common Stock granted during fiscal year 1993 to the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO):


                       OPTION GRANTS IN FISCAL YEAR 1993

                                              Percent of                                  Potential Realizable
                                             Total Options                                  Value at Assumed
                                            Granted to all                                  Annual Rates of
                                             Employees in     Per                      Stock Price Appreciation
                                                Fiscal        Share                        for Option Term (4)
                               Options           Year        Exercise    Expiration
Name                          Granted (1)        1993        Price (2)    Date (3)         5%              10%
- - --------                      -----------        -----       ---------   ----------    -----------     -----------
William R. Chaney            20,000 shares        6.4        $30.625     1/20/2005       $435,083       $1,135,034
Michael J. Kowalski          10,000 shares        3.2        $30.625     1/20/2005       $217,541         $567,517
James E. Quinn               10,000 shares        3.2        $30.625     1/20/2005       $217,541         $567,517
John R. Loring                2,000 shares        0.6        $30.625     1/20/2005        $43,508         $113,503

- - ------------------------------------------

(1) All options were granted under the Company's 1986 Stock Option Plan (the "1986 Plan").

(2) In accordance with the terms of the 1986 Plan, the exercise price of each option was equal to 100 percent of the market value of the Company's Common Stock at the date of grant.

(3) See "Item III - Approval of the 1986 Stock Option Plan, As Amended " below for a discussion of the material terms of options granted under the 1986 Plan.

(4) These assumptions are provided solely for the purposes of comparing potential values of stock options in accordance with SEC rules and regulations.

             ------------------------------------------------------

The following table sets forth information with respect to options to purchase the Company's Common Stock exercised during fiscal year 1993 by the CEO and each of the four (4) highest paid executive officers of the Company (other than the CEO) and the fiscal year end value of any unexercised options held by such officers:


                                                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1993
                                                        AND FISCAL YEAR-END OPTION VALUES

                                                                             Number of                      Value of
                                                                        Unexercised Options           In-The-Money Options
                                           Shares                       at Fiscal Year-End            at Fiscal Year-End
                                          Acquired         Value
Name                                    on Exercise      Realized    Exercisable/Unexercisable     Exercisable/Unexercisable
- - --------------                            -------         ------       --------------------           --------------------
William R. Chaney                            0               -           80,000  / 50,000             $245,675  /     $0
Thomas A. Andruskevich                       0               -           12,500  /  2,000              $28,476  /     $0
Michael J. Kowalski                          0               -           33,500  / 22,500             $373,270  /     $0
James E. Quinn                               0               -           15,250  / 22,500              $18,147  /     $0
John R. Loring                               0               -           16,000  /  7,500              $36,294  /     $0

             ------------------------------------------------------


PENSION PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The following table sets forth the estimated annual benefits payable on retirement to participants under Tiffany's Pension Plan and its supplemental executive retirement plan ("SERP") based upon a straight life annuity.

                                                               PENSION PLAN TABLE

                                              Annual Benefit for Years of Service
                                            ------------------------------------------------------------
Ending
Remuneration
(Per Annum)                                15                  20                 25                 30                  35
- - -------------                           --------            --------           --------           --------            --------
$125,000                                $19,724             $30,887            $42,050            $53,213             $53,213
$150,000                                $26,422             $39,817            $53,213            $66,608             $66,608
$175,000                                $33,120             $48,747            $64,375            $80,003             $80,003
$200,000                                $39,817             $57,678            $75,538            $93,399             $93,399
$225,000                                $46,515             $66,608            $86,701           $106,794            $106,794
$250,000                                $53,213             $75,538            $97,864           $120,189            $120,189
$300,000                                $66,608             $93,399           $120,189           $146,980            $146,980
$400,000                                $93,399            $129,119           $164,840           $200,561            $200,561


The above table assumes (i) current retirement at age 65, (ii) that the current benefit formulas under both the Pension Plan and the SERP have always been in effect and applied throughout the period of employment, (iii) that salary had increased at a rate of 6% per annum throughout the period of employment and
(iv) that social security benefits of $13,764 per annum, the maximum current benefit under Title II of the Federal Social Security Act, have been offset as provided in the SERP. In general, compensation reported in the Summary Compensation Table as "Salary" and "Bonus" is compensation for purposes of the Pension Plan and the SERP; amounts attributable to the exercise of stock options are not included. Benefits under both the Pension Plan and the SERP are based upon the average compensation of the five highest paid plan years (January 1 to December 31) during a participant's last 10 plan years of service ("Average Final Compensation"). Benefits provided by the Pension Plan are not subject to deduction for Social Security or any other offset. Benefits provided under the SERP are subject to offset for benefits payable under the Pension Plan and under Social Security.

At January 31, 1994, the current years of creditable service for Messrs. Andruskevich, Kowalski, Quinn and Loring were 14, 14, 7 and 14, respectively. As of the end of the last plan year (December 31, 1993), Average Final Compensation for each of the named executive officers participating in the Pension Plan and SERP were as follows: Mr. Andruskevich - $279,687; Mr. Kowalski - $198,027; Mr. Quinn -$154,351; and Mr. Loring - $278,456. Mr.
Chaney is not eligible to participate in either the Pension Plan or the SERP.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

As indicated above, Mr. Chaney is not eligible to participate in either the Pension Plan or the SERP. In lieu thereof, Tiffany credits to an account in his favor $25,000 per calendar quarter, plus accrued interest at a prime rate, under the terms of a deferred compensation agreement entered into with Mr. Chaney in December 1989. This account is maintained on the books of Tiffany as a liability to Mr. Chaney in each year in which the agreement is in effect, beginning with the fourth quarter of 1989. In the event that Mr. Chaney should die while employed by Tiffany, a lump sum distribution of amounts credited to his account will be paid to his estate or, if named, his beneficiary. If his employment should terminate with Tiffany for any other reason, a monthly annuity will be paid to him during his lifetime calculated as the monthly payment necessary to amortize the balance of the account, as determined by application of an annual discount rate of 8% to the value of the account as of the date of such termination (the "Lump Sum Value") over his life expectancy as of such date; upon his death, any excess of the Lump Sum Value over the amount of annuity payments actually made will be paid to Mr. Chaney's estate or, if named, his beneficiary. The agreement is terminable by Tiffany in respect of future credits upon 90 days' written notice to Mr. Chaney.

In the event of a change in control of the Company, (i) all options granted under the 1986 Stock Option Plan become exercisable in full and (ii) benefits under the SERP become vested and payable at retirement age, but only if at the time of such change in control benefits are also vested under the Pension Plan. Ordinarily, benefits under the SERP become payable only if the participant retires from Tiffany and had at least 10 years of service at the time.


COMPENSATION OF DIRECTORS

Directors who are not employees of the Company or its subsidiaries are paid an annual retainer of $28,000, and $1,200 for each Board of Directors meeting physically attended. No separate compensation is paid for participation in teleconference meetings or attendance at committee meetings, although directors are reimbursed for expenses incurred in attending Board and committee meetings, including expenses for travel, food and lodging.

Non-employee directors may elect to receive all or 50% of their annual retainer in the form of stock options granted under the 1988 Director Option Plan (the "1988 Plan"). Options under the 1988 Plan are granted automatically on the first business day in January of each year to any eligible director who, subsequent to May 31st and on or prior to June 30th of the year prior to the year in which said grant date occurs, files with the Company an irrevocable election to receive a stock option in lieu of all or fifty percent (50%) of the retainer to be earned in the calendar year in which the grant date occurs (the "Plan Year"). The number of shares subject to an option granted to an eligible director is equal to the nearest number of whole shares equivalent to the director's Annual Retainer divided by one-half the mean of the highest and lowest quoted selling price for the Company's Common Stock on the grant date as reported on the New York Stock Exchange Composite Tape. "Annual Retainer" is defined as the cash amount which the director could have elected to receive for serving as a director during the year of the grant, but does not include fees to be paid on a per-meeting-attended basis or fees, if any, to be paid for attendance at Board committee meetings or for any other services provided or to be provided to the Company. Options granted under the 1988 Plan may be exercised at a per- share exercise price equal to one-half of the fair market value of a share of the Company's Common Stock on the grant date. Fair market value is determined by reference to the mean of the highest and lowest quoted selling prices as reported on the Composite Tape.

Options granted under the 1988 Plan are non-transferable and may be exercised during the optionee's lifetime only by the optionee. Subject to limited exceptions as hereinafter described, no option may be exercised less than one year or more than 15 years from the grant date. Options become exercisable in full on the first anniversary of their grant date or, if earlier, upon the retirement of the optionee because of age or because of total and permanent disability, upon the death of an optionee or upon the resignation of a director following a change in control of the Company. Options lapse and become unexercisable in proportion to the portion of the Plan Year not served if the participating director ceases to be a director before the conclusion of the Plan Year except in the event of retirement, death or resignation described above.

Directors with five or more years of service who are not employees of the Company or its subsidiaries when they retire are also entitled to receive an annual retirement benefit equal to the annual retainer in effect during the year in which they retire. Subject to adjustment for partial years served, this benefit is payable quarterly and continues for a period of time equal to the director's length of service on the Board. Mr. Chaney, who is also an executive officer of the Company, receives no separate compensation for his service as a director.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following directors served as members of the Compensation Committee during the fiscal year ended January 31, 1994: Mrs. Dudley, Professor Hayes, Messrs. Marquis, Sakakura and Shutzer and Ms. Stutz. None of the members of the Compensation Committee was, at any time either during or before such fiscal year, an employee of the Company or any of its direct or indirect subsidiary companies.

Mr. Marquis, a director of the Company, is a partner in the law firm of Gibson, Dunn & Crutcher which has performed services for the Company and Tiffany. Mr. Shutzer was throughout fiscal 1993 a Managing Director of Lehman Brothers which has performed services for the Company. In addition, Professor Hayes performed paid consulting services for the Company in the fiscal year ended January 31, 1992 and prior thereto. No contract or understanding, written or oral, exists with respect to consulting services which might, in the future, be provided by Professor Hayes.

Mr. Sakakura, a director of the Company, is President and Chief Executive Officer of Mitsukoshi Limited ("Mitsukoshi"), a Japanese retailing group, which owns approximately 13.6% of the Company's Common Stock. Mitsukoshi purchases Company products, principally jewelry and watches, for resale in Hong Kong, Hawaii, Guam and Taiwan where it operates TIFFANY & CO. boutiques. In fiscal 1993, Mitsukoshi purchased approximately $42 million of merchandise from Tiffany, accounting for roughly 7.4% of the Company's worldwide net sales. In fiscal 1993, Mitsukoshi and the Company substantially restructured their arrangement with respect to TIFFANY & CO. boutiques previously operated by

Mitsukoshi in Japan. Under the restructured arrangement, Mitsukoshi provides the Company with retail space and certain services and is paid approximately 27% of the Company's net sales in such boutiques as compensation. In fiscal 1993, approximately $72 million or 12.7% of the Company's worldwide net sales were made in boutiques located in premises owned or leased by Mitsukoshi. Because the continued participation of Mr. Sakakura on the Board of Directors is deemed uniquely important to the Company, the Board of Directors has, in his respect, waived the provisions of the By-laws providing for retirement at the age of 72.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The following is the Compensation Committee's report on executive compensation for fiscal year 1993.

      The Committee's overall compensation policy is to provide a reward structure that will (i) motivate the officers to assist the Company's achievement of its strategic and financial goals, (ii) retain and attract competent personnel and (iii) link the interests of management with those of the stockholders through stock-based compensation.

      (i) Cash Bonuses

      Under the Company's cash bonus program, target bonuses for each executive officer are established by the Committee each January in respect of the fiscal year that will begin on February 1. The Committee intends that an individual bonus equal to or in excess of the target be paid if the Company achieves its business plan and if the individual officer's personal and/or business unit performance meets or exceeds expectations. If the Company fails to achieve its business plan, or if the individual's personal and/or business unit performance fails to meet expectations, the amount of the bonus paid is reduced.

      In establishing target bonuses, the Committee believes that the portion of an officer's compensation that is "at risk" (subject to adjustment for corporate and/or individual performance factors) should vary proportionally to the amount of responsibility the officer bears for the Company's success. In keeping with that philosophy, Mr. Chaney's target bonus for fiscal 1993 represented 80% of his base salary.
      Target bonuses for the other executive officers for fiscal year 1993 ranged from 25% to 40% of salary and averaged approximately 33% of salary. Approximately the same range and average of target bonuses were established for fiscal year 1994.

      The actual bonus paid to each executive officer for fiscal 1993 was determined by the Committee in January of 1994. At that time, the projected fiscal year 1993 performance of the Company was compared to its business plan and each executive officer's performance was evaluated.
                         Bonuses actually awarded to executive officers averaged 64% of the target amounts, but ranged, in individual cases, from 26% to 71% of target. The actual bonus paid to Mr. Chaney for fiscal year 1993 was $208,000, or 65% of his targeted bonus of $320,000. The actual bonus paid Mr. Chaney reflected the Committee's continued favorable view of the leadership qualities exhibited by Mr. Chaney, tempered by the Company's failure to achieve planned sales and earnings objectives. The Committee applied subjective as well as objective factors in determining Mr. Chaney's bonus compensation. The Committee believes Mr. Chaney's leadership skills and business acumen, both subjective factors, favorably affect all key aspects of the Company's business, including the development and refinement of the Company's long-term strategic goals and the development and motivation of management personnel. The Committee did not attempt to consider each separate measure of the Company's financial performance for the purpose of determining Mr. Chaney's bonus; rather, it was the judgment of the Committee that sales and earnings represent an appropriate distillation of Company performance for that purpose. The Committee also considered the difficult economic conditions under which sales and earnings results were achieved. Bonuses to the other executive officers were determined by the Committee based on the same measures of corporate performance, consideration of individual contributions and, where applicable, the results of any business unit for which the officer was responsible. Subjective factors also played a role in the determination of the bonus amount for each of the executive officers.

                         (ii)  Salaries and Benefits

                         The Committee believes that the base salaries and the health, life insurance and pension benefits which the Company provides to its executive officers are competitive with those generally offered by comparable retailers and direct marketing organizations, and, when coupled with the opportunity to earn bonuses and participate in the growth of the Company through stock options, enable the Company to retain and attract competent management personnel. In assessing the competitiveness of the compensation offered to the Company's executive officers, the Committee reviewed available data concerning compensation provided by companies in the Peer Company Group included in the performance graph provided below, as well as compensation data available from other publicly traded retail companies. Data from companies other than those included in the Peer Company Group were reviewed, including firms much larger than the Company, because the Committee believes that a competitive market for the services of retail executives exists, even among firms that are not peers of the Company or that operate in a different line of business. In general, the Annual Compensation of the Company's executive officers is believed to fall within the second or third quartile of the Peer Company Group, although significantly below that of large national retailers.

Executive salaries are reviewed by the Committee in January of each year and typically are adjusted on the basis of merit and relevant competitive factors. In January of 1993, however, at the recommendation of management, the Committee granted no salary increases to executive officers. This decision was made as part of a Company-wide expense control program designed to positively affect the Company's earnings in fiscal year 1993.

(iii)  Stock Options

Options to purchase the Common Stock of the Company are typically granted to executive officers in January of each year, and may be exercised, when vested, to purchase Common Stock at its fair market value as of the date of the option grant. Options vest and become exercisable in four equal annual installments beginning with the first anniversary of the grant date; unvested installments are forfeited if the option holder leaves the Company. Options expire 11 years from the grant date.

Option grants are authorized by the Committee. The Committee believes that the greater the officer's position and level of responsibility within the Company, the greater the desirability for compensation that is linked to the long-term interests of the stockholders. For that reason, the size of option grants are generally tied to the individual's level of responsibility within the Company. For that same reason, the Committee also reviews the extent of each executive officer's beneficial holdings of the Company's Common Stock, including prior option grants. In determining the size of each option grant the Committee also considers, in certain cases, subjective factors, such as the individual's potential for further growth within the Company and his or her past performance.

(iv)  Limitation Under Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, adopted as part of the Omnibus Budget Reconciliation Act of 1993, generally denies a federal income-tax deduction for all taxable years commencing on or after January 1, 1994 to a publicly-held corporation for compensation in excess of $1 million per year paid to a person who, as of the last day of such corporation's taxable year, was (i) such corporations's chief executive officer or (ii) among the four highest-compensated officers of such corporation for purposes of compensation disclosure under the rules governing solicitation of proxies under the Securities and Exchange Act of 1934 (a "covered executive"). This denial is subject to an exception for certain "performance-based compensation", including certain stock options, and subject to certain transition provisions. Under transition provisions contained in Section 162(m) or proposed for adoption by the Internal Revenue Service, stock options issued by the Company to date will not be subject to the limitations of Section 162(m) if their exercise results in one of the covered executives receiving compensation in excess of $1 million in any one year. Certain amendments to the Company's 1986 Stock Option Plan proposed in Item III of this Proxy Statement are intended to qualify under Section 162(m) future grants of stock options under such plan so that the Company's deductions for federal income-tax purposes will not be so limited in the future. Although the Company's deduction for federal income tax purposes for current compensation arrangements is not affected by the limitations of Section 162(m), the Board of Directors does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements that might in the future be subject to such limitations.

                                                        Jane Dudley
                                                        Samuel L. Hayes III
                                                        Charles K. Marquis
                                                        Yoshiaki Sakakura
                                                        William A. Shutzer
                                                        Geraldine Stutz
                                                        Members of the
                                                        Compensation Committee


PERFORMANCE GRAPH

The following graph compares changes in the cumulative total shareholder return on the Company's Common Stock for the previous five fiscal years to returns on the Standard & Poor's 500 Stock Index and other similar publicly traded companies for the same period. Cumulative shareholder return is defined as changes in the closing price of the Company's Common Stock on the New York Stock Exchange, adjusted to reflect the Company's July 14, 1989 three-for-two stock split, plus the reinvestment of any dividends paid on such stock.

             COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG TIFFANY & CO., S&P 500 INDEX AND PEER COMPANY GROUP INDEX


                                   [GRAPH]


ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 1989 IN TIFFANY & CO. COMMON STOCK AND EACH OF THE OTHER INDICES AND THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED

PEER COMPANY GROUP: A.T. Cross Co.; Jostens, Inc.; Lazare Kaplan International Inc.; Little Switzerland, Inc.; The Nieman-Marcus Group, Inc.; Nordstrom, Inc.; Reeds Jewelers, Inc.; Sotheby's Holdings; Spiegel, Inc.; Town & Country Corporation; and Williams-Sonoma Inc.


ITEM II-APPOINTMENT OF AUDITORS

Upon the recommendation of its Audit Committee, the Board of Directors has appointed Coopers & Lybrand as independent auditors to examine the Company's consolidated financial statements for fiscal year 1994 and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Coopers & Lybrand has served as independent auditors of the Company since 1984.

A representative of Coopers & Lybrand will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.


ITEM III-APPROVAL OF THE 1986 STOCK OPTION PLAN, AS AMENDED

        The Company's 1986 Stock Option Plan (the "Plan") by its terms will expire on September 18, 1996. Moreover, as of March 24, 1994, only 143,345 of the 2,209,000 shares authorized to be issued under the Plan remain available for future option grants.

        The Board of Directors recently adopted, subject to shareholder approval, certain amendments to the Plan (the "1994 Amendments") which, among other things, extend the term of the Plan and increase by 500,000 the number of shares of Common Stock available for issuance thereunder. The Board of Directors believes that these amendments will enable the Company to continue to use the Plan to attract, retain and motivate key employees of the Company and its subsidiaries.

        On March 17, 1994, the Board of Directors unanimously approved and adopted the 1986 Stock Option Plan, as amended by the 1994 Amendments, subject to shareholder approval. The following summarizes the basic terms of the Plan and the 1994 Amendments thereto.

        Eligibility and Extent of Participation. Key employees including officers of the Company and any subsidiary thereof (including members of the Board of Directors who are key employees of the Company or any subsidiary thereof) are eligible to participate in the Plan. A minimum of one year's service after the date of grant of an option is required before any part of the option may be exercised.

        The key employees to whom options are to be granted and the extent of their participation are determined by a Committee (the "Committee") based on the recommendations of the Chief Executive Officer of the Company. In making such determination, the Committee may consider such factors as it may, in its discretion, deem relevant, including the nature of the services rendered by the employee and his or her current and potential contribution to the Company or its subsidiaries. As of March 24, 1994, there were 406 employees participating in the Plan.

        Prior to the 1994 Amendments, the Committee was comprised of not less than three outside directors of the Company. As a result of the 1994 Amendments, the Committee is now comprised of at least two directors, each of whom is required to be an "outside director" for the purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

        Previously, there were no limitations on the number of shares which may be granted to any one employee or any category of employees under the Plan, except with respect to the authorized limit of shares subject to the Plan as previously established by the Board of Directors. With the 1994 Amendments, the Plan now provides that the maximum number of shares of Common Stock as to which options may be granted under the Plan to any one eligible employee during a fiscal year is limited to 50,000.

        Administration. The Plan is administered by the Committee. Committee members are designated by the Board of Directors and may be removed at any time by the Board. Subject to the express terms and conditions of the Plan and the terms of options outstanding under the Plan, the Committee has been granted full power to: (i) construe the Plan and the terms of any option granted under the Plan; (ii) prescribe, amend and rescind rules and regulations relating to the Plan or to such options; (iii) make all other determinations necessary or advisable for the administration of the Plan, including the power to determine which persons meet the eligibility requirements for selection as participants in the Plan, and to which of the eligible persons, if any, options shall be granted under the Plan; and (iv) establish the terms and conditions required or permitted to be included in option agreements.

        Shares Subject to the Plan.  The total number of shares of Common
Stock that may be issued upon the exercise of options granted under the Plan cannot exceed 2,209,000. With the 1994 Amendments, an additional 500,000 shares of Common Stock will be available for issuance under the Plan, thus increasing the maximum number of shares of Common Stock for which options may be granted under the Plan to 2,709,000 and the maximum number of shares available for grant of options thereunder to 643,345.

        Such shares may be authorized but unissued shares which have been reserved for this purpose, or shares, if any, that have been previously issued and reacquired by the Company. To the extent that any option granted under the Plan terminates, in whole or in part, without having been exercised, the number of shares with respect to which such option terminated will again be available for grant under the Plan.

        If the outstanding shares of Common Stock are increased or decreased, or are changed into or exchanged for a different number or kind or shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter be granted under the Plan and for which options then outstanding under the Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

        Exercise Price. The exercise price per share of Common Stock under each option granted pursuant to the Plan is 100% of the fair market value per share of Common Stock on the date of grant. The fair market value per share of Common Stock is determined by the Committee. The Common Stock is traded on the New York Stock Exchange and the Committee applies the simple arithmetic average of the high and low sales price per share of the Common Stock as reported in the New York Stock Exchange Composite Transactions Index for the date of the grant to establish fair market value. However, the Committee is authorized to select another standard reasonably representative of fair market value. On March 24, 1994, the market value of the Company's Common Stock, as determined in accordance with the foregoing formula, was $33.44.

        Exercise of Options. Options granted under the Plan are exercisable in four equal installments, with the first installment becoming exercisable on the first anniversary of the grant date and the three remaining installments becoming exercisable on subsequent consecutive anniversaries of the grant date.

        Termination of Employment. If the employment of the holder of an option terminates by reason of his or her disability or retirement pursuant to the Company's retirement practice, his or her option may be exercised at any time within 12 months after the date of such termination but in no event later than the expiration date of the option. In the event of the death of such an optionee while employed, the person or persons to whom his or her rights pass by will or the laws of descent and distribution may exercise the option within 12 months after his or her death but in no event later than the expiration date of the option. In all other cases of termination of employment, the option expires three months following termination of the optionee's employment but in no event later than the ordinary expiration date of the option. Notwithstanding the foregoing, no option may be exercised more than eleven years after the date of grant or after termination of the optionee's employment, except to the extent it was exercisable at the date of termination. For example, if twenty-five percent of the aggregate number of shares for which the option has been granted may be purchased on termination of the optionee's employment, that twenty-five percent may be purchased during the subsequent three month period (12 months, in the case of retirement, disability or death).

        Early Exercise, Termination, Assumption, Substitution and Acceleration of Options. Under the terms of option agreements entered into under the Plan, provision has been made for early exercise and termination of options in certain circumstances. In accordance with these provisions, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company goes out of existence or becomes a subsidiary of another corporation, or upon the acquisition of substantially all of the property or more than eighty percent (80%) of the then outstanding stock of the Company by another corporation, the option shall terminate unless certain provisions are made for assumption or substitution of the option. If the option is to terminate in such a circumstance, the person entitled to exercise any unexercised portion or installment of the option shall have the right, in advance of such dissolution, liquidation, reorganization, merger, consolidation or acquisition, to exercise the option to the full extent not previously exercised, including any installments which have not then yet become exercisable through the passage of time. Termination of the option may be prevented if, prior to such dissolution, liquidation, reorganization, merger, consolidation or acquisition, the successor employer corporation, a parent or subsidiary thereof or of the Company agrees in writing to assume the option or to substitute for the option a new option for the stock of such successor, parent or subsidiary, with appropriate adjustments as to the number and kind of shares and prices. If such an agreement is made, the option will not terminate and may not be exercised except in accordance with the terms otherwise described in the Plan and the option agreements entered into under the Plan.

        In addition, upon the occurrence of a Change in Control of the Company, any time periods relating to the exercise of any stock option granted under the Plan will be accelerated so that such options, including any unmatured installments thereof, may be immediately exercised in full. A "Change in Control of the Company" is deemed to have occurred if: (i) any person or group of persons acting in concert acquires thirty-five percent (35%) in voting power or amount of the equity securities of the Company (including the acquisition of any right, option, warrant or other right to obtain such voting power or amount, whether or not presently exercisable) unless such acquisition is authorized or approved by the Board of Directors of the Company; (ii) individuals who constituted the Board of Directors of the Company on January 21, 1988 (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors, provided that any individual becoming a director subsequent to January 21, 1988 whose election or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director) will be, for the purposes of this clause (ii), considered as though such individual were a member of the Incumbent Board; or (iii) any other circumstance with respect to a change in control of the Company occurs which the Committee deems to be a Change in Control of the Company. As used herein, the word "person" means an individual or an entity.

        In the case of an employee's termination of employment for the convenience of the Company, the Committee may, in its discretion exercisable on a case by case basis, (i) extend either the date by which an option granted thereunder must be exercised following termination of employment, or, for the purposes of such an option only, the date on which employment will be deemed to have been terminated, but in no event to a date later than the expiration date of the option, and/or (ii) accelerate the vesting of option installments which have not become exercisable as of the date of such termination, but in no event to a date earlier than six months following the date of grant of the option.

        Payment of Exercise Price. The exercise price of an option must be paid in full on exercise of the option to the Company or, if authorized by the Committee, by delivery of shares of the Common Stock in payment of such price. The Committee has not authorized use of previously acquired shares in payment of the exercise price of any option. If authorized, such shares shall be valued at the fair market value of such shares on the date of option exercise. Shares, if any, received in payment of the exercise price of an option will not increase the number of shares available for issuance upon the exercise of options under the Plan.

        Non-Transferability of Options. Options are non-transferable otherwise than by will or the laws of descent and distribution and, during the participant's lifetime, are exercisable only by him or her. Options may not be assigned or subjected to any encumbrance, pledge or charge of any nature.

        Termination and Amendments. The Plan may be altered, terminated, amended or suspended by the Board of Directors of the Company, with or without the approval of the stockholders of the Company except that no such action shall be taken without the approval of the stockholders which would (A) materially increase the benefits accruing to participants under such plan, (B) materially increase the number of securities which may be issued under such plan or (C) materially modify the requirements as to eligibility for participation in such plan; provided, however, that no alteration, termination, amendment or suspension, whether by the Board of Directors acting alone, or with the consent of the stockholders, shall deprive any optionee, without his or her consent, of any options granted to the optionee pursuant to either Plan or of any of his or her rights under such option.

        Prior to the 1994 Amendments, options under the Plan could not be granted after September 18, 1996. The 1994 Amendments extend such date to January 31, 2001.

        Federal Income Tax Consequences of Stock Options. The Company believes that under present law and proposed regulations the federal income tax treatment of options granted under the Plan is generally as described below.

        An employee granted an option should not be subject to federal income tax upon the grant of the option and the Company should not be entitled to a tax deduction by reason of such grant.

        Upon the exercise of an option, the excess of the fair market value of the shares on the exercise date over the exercise price will be considered compensation taxable as ordinary income to the employee and subject to withholding. The Company may claim a tax deduction at the time and in the amount that taxable compensation is realized by the employee, subject to the limitations imposed by Section 162(m) of the Code, if applicable.

        In the event of a sale of shares received on exercise of an option, any appreciation or depreciation after the date on which taxable compensation is realized by the employee in respect of the option exercise should be taxed as a capital gain or loss. The capital gain or loss should be long-term rather than short-term if the shares were held for more than one year.

        Without Stockholder approval of the Plan as amended by the 1994 Amendments, the Company's right to claim a tax deduction with respect to the exercise of options granted under the Plan after December 31, 1993 by the Company's chief executive officer and the other four employees whose compensation is required to be reported to shareholders under the Securities Exchange Act of 1934 for any taxable year ("covered employees") could be subject to the limitation under Section 162(m) of the Code. Section 162(m) provides that no deduction shall be allowed for applicable employee remuneration with respect to any covered employee to the extent that the amount of such remuneration for the taxable year with respect to such employee exceeds $1,000,000.

        Upon Stockholder approval of the Plan with the 1994 Amendments, the Company believes that options granted under the Plan will qualify as "performance-based compensation" under Section 162(m). Qualified performance-based compensation is not subject to the deduction limitation set forth in such Section.

        During the period September 18, 1986 through March 24, 1994, the following individuals and groups of individuals received, in total, options to purchase shares of Common Stock under the Plan in the amounts stated (adjusted to reflect the Company's July 14, 1989 three-for-two stock split): William R.
Chaney, CEO - 130,000 shares; Thomas A. Andruskevich, Executive Vice President
- - - 22,000 shares; Michael J. Kowalski, Executive Vice President - 70,000 shares;
James E. Quinn, Executive Vice President - 40,000 shares; John R. Loring,
Senior Vice President - Design Director - 28,000 shares; all current executive officers as a group - 579,000 shares; all employees, including all current officers who are not executive officers, as a group - 2,065,655 shares. Outside directors are not eligible to participate in the Plan and so have not received any options thereunder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL.


                                 OTHER MATTERS

Management of the Company is not aware of any other matters that will be presented for action at the Annual Meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote in accordance with their judgment on such matters.


                     PROPOSALS FOR THE 1995 ANNUAL MEETING

Stockholders' proposals for the 1995 Annual Meeting of Stockholders must be received at the executive offices of the Company, 727 Fifth Avenue, New York, New York, 10022, no later than December 8, 1994 in order to be considered in the Company's Proxy Statement for such meeting. It is currently contemplated that such meeting will be held on May 18, 1995.


                                 ANNUAL REPORT

The Annual Report to Stockholders of the Company for fiscal 1993, including financial statements, is being furnished simultaneously with this Proxy Statement to all stockholders of record as of the close of business on March 24, 1994, the record date for voting at the Annual Meeting.

                                   PROXY CARD

Please complete, sign and mail the enclosed proxy card in the return envelope provided so that your vote may be recorded.


BY ORDER OF THE BOARD OF DIRECTORS


/s/ Patrick B. Dorsey

Patrick B. Dorsey
Secretary

New York, New York
April 7, 1994

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES IN ITEM 1, FOR APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS IN
ITEM 2,AND FOR APPROVAL OF THE COMPANY'S 1986 STOCK OPTION PLAN, AS AMENDED, IN
ITEM 3. SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED.

   PLEASE MARK     /x/
   YOUR VOTES
    LIKE THIS

                                          __________
                                            COMMON



Item 1: Election of the following nominees as Directors: William R. Chaney, Jane Dudley, Samuel L. Hayes III, Charles K. Marquis, Yoshiaki Sakakura, William A. Shutzer and Geraldine Stutz.

         WITHHELD FOR: (Write in the nominee's name in the space provided below).

         ----------------------------------------------------------------------
                FOR           AGAINST            ABSTAIN
                / /             / /                / /

Item 2: Approval of the appointment of Coopers & Lybrand as independent auditors of the Company's fiscal 1994 financial statements.

                FOR           AGAINST            ABSTAIN
                / /             / /                / /

Item 3:  Approval of the Company's 1986 Stock Option Plan, as amended.

                FOR           AGAINST            ABSTAIN
                / /             / /                / /

I WILL ATTEND MEETING  / /

Dated:
      ---------------------------------------

- - ---------------------------------------------
          Signature of Stockholder

- - ---------------------------------------------
          Signature of Stockholder

NOTE: Please date and sign exactly as name appears printed above. When shares are held by joint owners, all should sign. When signing as fiduciary (e.g., attorney, executor, administrator, conservator, trustee or guardian),please give title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.





                              FOLD AND DETACH HERE

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       to be held THURSDAY, MAY 19, 1994.

Tiffany & Co.
727 Fifth Avenue
New York, N.Y. 10022

The Annual Meeting of Stockholders of Tiffany & Co. (the "Company") will be held in the Terrace Room of the Plaza Hotel, 5th Avenue at 59th Street, New York, New York on Thursday, May 19, 1994 at 10:00 a.m. New York time to consider and take action on the following:

1. Election of seven (7) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified.

2. Approval of the appointment of Coopers & Lybrand as independent auditors of the Company's fiscal 1994 financial statements.

3.   Approval of the Company's 1986 Stock Option Plan, as amended.

All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 24, 1994 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The transfer books will not be closed.

A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on May 9, 1994 during ordinary business hours.

BY ORDER OF THE BOARD OF DIRECTORS


Patrick B. Dorsey
Secretary
New York, New York
April 7, 1994

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ABOVE PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                                 TIFFANY & CO.
                            PROXY FOR ANNUAL MEETING

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. (THE "COMPANY") TO BE HELD MAY 19,1994 AT 10:00 A.M. NEW YORK TIME, IN THE TERRACE ROOM OF THE PLAZA HOTEL, 5TH AVENUE AT 59TH STREET, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE "FOR" ALL NOMINEES IN ITEM 1, "FOR" APPROVAL OF THE APPOINTMENT OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS IN ITEM 2 AND "FOR" APPROVAL OF THE COMPANY'S 1986 STOCK OPTION PLAN, AS AMENDED, IN ITEM 3.

SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" ITEMS 1,2 AND 3. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED OR FOR SUCH LESSER NUMBER OF DIRECTORS AS MAY BE PRESCRIBED BY THE BOARD OF DIRECTORS.

The undersigned hereby appoints W.R. CHANEY, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of Common Stock represented by this proxy which the undersigned may be entitled to vote, at the 1994 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, IN THEIR JUDGMENT, on such matters as may be incident to the conduct of or may properly come before the meeting.

                                  IMPORTANT

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.  PLEASE MARK, SIGN AND DATE ON THE
                      REVERSE SIDE AND RETURN PROMPTLY.





                             FOLD AND DETACH HERE

                                TIFFANY & CO.
                            1986 STOCK OPTION PLAN
                          (as amended and restated)


1. Purpose of the Plan. Under this Stock Option Plan (the "Plan") of Tiffany & Co., a Delaware corporation (the "Company"), options may be granted to eligible employees to purchase shares of the Company's common stock, $.01 par value per share ("Common Stock"). The Plan is designed to enable the Company to attract, retain and motivate such persons by providing for or increasing their proprietary interest in the Company.

2. Stock Subject to Plan. The maximum number of shares that may be subject to options granted hereunder shall be two million seven hundred nine thousand (2,709,000) shares of Common Stock, subject to adjustments under Section 7 below. Shares of Common Stock subject to the unexercised portions of any options granted under this Plan which expire, terminate or are cancelled may again be subject to options under the Plan.

3. Eligible Persons. The persons eligible to be considered for the grant of options hereunder are key employees of the Company or its parent or subsidiaries.

4. Payment. Payment for Common Stock purchased upon any exercise of an option granted hereunder shall be made in full cash concurrently with such exercise, except that, if the Committee, as defined in Section 10 herein, shall have authorized such payment and if the Company is not then prohibited from purchasing or acquiring shares of stock, payment may be made in whole or in part with shares of stock of the Company delivered in lieu of cash concurrently with such exercise, the shares so delivered to be valued on the basis of their fair market value on the date of exercise. If the Company is required to withhold an amount on account of any federal or state income tax imposed as a result of any exercise of an option, the optionee shall pay such amount to the Company by check or in cash concurrently with the exercise of the option.

5. Exercise Price. The exercise price for each option granted hereunder shall not be less than 100% of the fair market value of the Common Stock at the date of the grant of such option.

6. Nontransferability. Any option granted under this Plan shall by its terms be nontransferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the optionee's lifetime, only by the optionee.

7. Adjustments. If the outstanding shares of stock of the class then subject to this Plan are increased or decreased, or are changed into or exchanged for a different number or kind or shares or securities, as a result of one or more reorganizations, recapitalizations, stock splits, reverse stock splits, stock dividends and the like, appropriate adjustments shall be made in the number and/or type of shares or securities for which options may thereafter

                                   -Page 1-
be granted under this Plan and for which options then outstanding under this Plan may thereafter be exercised. Any such adjustments in outstanding options shall be made without changing the aggregate exercise price applicable to the unexercised portions of such options.

8. Maximum Option Term. No option granted under this Plan may be exercised in whole or in part more than eleven years after the date of grant.

9. Plan Duration. Options may not be granted under this Plan after January 31, 2001.

10. Administration. The Plan shall be administered by a Committee (the "Committee") of the Board of Directors of the Company (the "Board") which shall consist of not less than two Directors of the Company each of whom shall be an "outside director" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder. The Board may from time to time add to or remove members from the Committee, and shall have the sole authority to fill vacancies on the Committee. Subject to the express terms and conditions of the Plan and the terms of any option outstanding under the Plan, the Committee shall have full power to construe the Plan and the terms of any option granted under the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan or such options and to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, the power to determine which persons meet the requirements of Section 3 hereof for selection as participants in the Plan, and to which of the eligible persons, if any, options shall be granted under the Plan and, subject to the provisions of this Plan, to establish the terms and conditions required or permitted to be included in option agreements. Each member of the Committee shall not, at the time he exercises discretion in administering the Plan, be eligible or at any time within one year prior thereto have been eligible for selection as a person to whom stock options may be granted pursuant to the Plan or any other plan of the issuer or any of its affiliates entitling the participants therein to acquire stock, stock options or stock appreciation rights of the issuer or any of its Affiliates, provided, however, that members of the Committee shall be entitled to elect participation in the Company's 1988 Director Option Plan.

11. Amendment and Termination. The Board may at any time alter, amend, suspend or terminate this Plan. However, unless taken with the approval of the stockholders of the Company, no such action of the Board may:

(A)  materially increase the benefits accruing to participants in the Plan;

(B) materially increase the number of securities which may be issued under the Plan; or

(C) materially modify the requirements as to eligibilty for participation in the Plan.

In addition, no such action shall deprive any optionee, without his consent, of any option granted to the optionee pursuant to the Plan or of any of his rights under such option.

                                  - Page 2 -

12. Exercise in Installments. Subject to Section 13 below options granted under the Plan shall become excercisable in four equal installments as follows: on or after the first anniversary of the grant date twenty-five (25%) percent; and twenty-five (25%) percent on or after the second, third and fourth anniversary of the grant date, respectively.

13. Change of Control. On the occurrence of a Change in Control of the Company, any time periods relating to the exercise of any stock option granted under the Plan shall be accelerated so that such options (including any unmatured installments thereof) may be immediately exercised in full. A "Change in Control of the Company" shall be deemed to have occurred if:
(A) any person or group of persons acting in concert acquires thirty-five percent (35%) in voting power or amount of the equity securities of the Company (including the acquisition of any right, option, warrant or other right to obtain such voting power or amount, whether or not presently exercisable) unless such acquisition is authorized or approved of by the Board of Directors of the Company; (B) individuals who constitute the Board of Directors of the Company on January 21, 1988 (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board of Directors, provided that any individual becoming a director subsequent to the date January 21, 1988 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director) shall be, for the purposes of this subsection (B), considered as though such individual were a member of the Incumbent Board; or (C) any other circumstance with respect to a change in control of the Company occurs which the Committee deems to be a Change in Control of the Company. As used herein, the word "person" shall mean an individual or an entitity.

14. Termination of Employment for the Convenience of the Company. The Committee, in the case of an employee's termination of employment for the convenience of the Company, shall have the authority, exercisable in the discretion of the Committee on a case by case basis, to (i) extend the date by which option installments must be exercised following an employee's termination of employment (the "Reference Date"), but in no event to a date later than the earlier of the third anniversary of the date of such employee's termination of employment (the "Third Anniversary Date") or the Expiration Date, (ii) extend the Exercise Date, but in no event to a date later than the earlier of the Third Anniversary Date or the Expiration Date, and/or (iii) accelerate the vesting or option installments which have not become exercisable as of the Reference Date, but in no event to a date earlier than six months following the date of grant of the option; provided, however, that, in each such case, the Committee shall have the authority to extend the Reference Date and/or the Exercise Date to a date no later than the Expiration Date.

15. Maximum Option Grants to an Eligible Person. The maximum number of shares of Common Stock subject to option grants made in any fiscal year of the Company to any one eligible person hereunder shall be fifth thousand (50,000) shares.

                                  - Page 3 -